Exhibit 99

Viacom Announces Completion of Pluto TV Acquisition

NEW YORK, NY, March 4, 2019 – Viacom Inc. (NASDAQ: VIAB, VIA) today announced that it has completed the acquisition of Pluto TV, the leading free streaming television service in the U.S.

The acquisition, previously announced on January 22, 2019 for $340 million in cash, will advance Viacom’s strategic priorities across multiple touchpoints, while solidifying Pluto TV’s leadership in the domestic free streaming video market and accelerating its growth globally.

“The completion of this deal marks an exciting next step in Viacom’s evolution and a powerful opportunity for us to extend our consumer reach and broaden our ability to add value across the industry as the media landscape continues to segment,” said Bob Bakish, Viacom President and CEO. “Together with Pluto TV, we look forward to becoming a stronger partner to distributors, advertisers, content providers and audiences around the world.”

Founded in 2013, Pluto TV streams more than 100 channels and thousands of hours of on-demand content spanning television and movies, sports, news, lifestyle, comedy, cartoons, gaming and trending digital series. Today, it has more than 12 million monthly active users across devices, including smart TVs, streaming players, mobile devices, desktops and gaming consoles.

Pluto TV will have a crucial role in expanding Viacom’s presence across next-generation distribution platforms as a standalone free over-the-top (“OTT”) product, a direct-to-consumer cornerstone, and a partnership solution for wired, mobile and OTT distributors to serve their broadband only and video bundle subscribers on a zero incremental cost basis.

At the same time, Pluto TV accelerates Viacom’s advanced marketing solutions (“AMS”) business, serving as a very significant incremental source of targeted inventory – particularly against younger demographics – thereby strengthening Viacom’s ability to serve advertising customers and their associated agencies.

Viacom’s global scale, marketing capabilities, iconic brands and vast content portfolio will help Pluto TV strengthen its offering across important genres, solidify its leadership in the domestic free streaming video space and accelerate its growth internationally, benefiting both existing and forthcoming partners.

Pluto TV will operate as an independent subsidiary of Viacom, led by President and CEO Tom Ryan.

About Viacom

Viacom creates entertainment experiences that drive conversation and culture around the world. Through television, film, digital media, live events, merchandise and solutions, our brands connect with diverse, young and young at heart audiences in more than 180 countries.

For more information on Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following us on Twitter (twitter.com/viacom), Facebook (facebook.com/viacom) and LinkedIn (linkedin.com/company/viacom).

About Pluto TV

Pluto TV is the leading free streaming television service in America, delivering 100+ live and original channels and thousands of on-demand movies in partnership with major TV networks, movie studios, publishers, and digital media companies. Pluto TV is available on all mobile, web and connected TV streaming devices and millions of viewers tune in each month to watch premium news, TV shows, movies, sports, lifestyle, and trending digital series. Headquartered in Los Angeles, Pluto TV has offices in New York, Silicon Valley, Chicago and Berlin.

Media Contact

Karen Shosfy, Viacom
karen.shosfy@viacom.com